2011 Executive Incentive Plan

Background and Objectives

The overall executive compensation strategy of The Edelman Financial Group Inc. (formerly Sanders Morris Harris Group Inc.) (“TEFG” or the “Company”) is to provide key executives with targeted total cash pay opportunities that generally are competitive with median total cash pay opportunities in wealth and asset management companies of similar size.  The two primary elements of the TEFG cash compensation program are base salary and the 2011 Executive Incentive Plan (the “Plan” or “EIP”).  TEFG base salaries are designed to be broadly competitive with industry standards and are used to reward an executive’s job performance over time.  All awards under the Plan are determined and awarded at the sole discretion of the Compensation Committee of the TEFG Board of Directors (the “Committee”).

The Plan provides annual incentive compensation opportunity for key executives for achieving critical financial and other goals of and for TEFG.  The following document defines Plan eligibility, the size of potential award opportunities, performance measurements and, form and timing of award payments, administrative guidelines, and definitions for ongoing Plan management.

The Plan does not include potential equity-based awards, which are covered by the Company’s separate Restricted Stock Unit Plan a sub-plan under the TEFG Long-Term Incentive Plan.

Capitalized terms that are used but not defined in the Plan shall have the meaning ascribed to them in the TEFG Long-Term Incentive Plan.

Eligibility

Employees who are eligible to participate in the Plan (“Participants”) will be proposed by the Chairman of the Board, Chief Executive Officer, President, and Chief Financial Officer of the Company (the “Plan Committee”) and approved by the Compensation Committee at the beginning of each performance/award period.  Generally, Participants will be selected from key executives who primarily are responsible for the annual growth and profitability of TEFG, i.e., generally senior managers and officers.  For 2011, 14 senior officers and executives are proposed as Participants.

Targeted Award Opportunities

At the beginning of each fiscal year, each Participant will be assigned a targeted award opportunity proposed by the Plan Committee and approved by the Committee that can increase or decrease in value, based on actual performance achievement.  Targeted award opportunities for Participants for 2011 are shown in Exhibit 1.  Plan targeted award opportunities may be re-defined from time to time by the Plan Committee, as modifications are made in TEFG’s executive compensation strategy.

On or before March 31, 2012, each Participant’s salary rate at December 31, 2011, will be multiplied by his or her actual EIP award percentage earned (determined by applying the performance measures set forth below) to determine the dollar value of the award for the prior performance cycle.

Performance Measures

Four Plan financial performance measures, totaling 80% by weight of all performance measures, are proposed for the 2011 performance period, as follows:

•	Adjusted cash flow from operations1 (“ACF”) — weighted 30% (target — 110% of 2011 ACF).
•	Client investment results — weighted 20% (target — change in adjusted 60/402 in 2011).

1
Cash flow from operations will be adjusted by excluding from the calculation any cash flow items related to (a) discontinued operations of the Company, (b) marketable securities owned, (c) securities sold, not yet purchased, and (d) other non-recurring and extraordinary items.

2	Investment performance of portfolio invested 60% in Standard & Poors 500 Index and 40% in Barclay’s Capital U.S. Aggregate Bond Index from January 1, 2011 to December 31, 2011, less 50 basis points.

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2011 Executive Incentive Plan

•	Net new client money — weighted 20% (target— 4% increase over 2011 year-end client assets).
•	Expenses adjusted for non-recurring and extraordinary items as a percentage of revenue — weighted 10% (target — no greater than 2011

The Plan performance targets will be proposed by the Plan Committee and approved by the Committee as soon as possible after the beginning of each fiscal year.

The final 20% portion of the performance measures will be determined on a discretionary basis by the Committee for the Chief Executive Officer and by the Plan Committee for the other Participants and will be based on the degree to which the executive has mastered the primary duties and responsibilities of his or her present job.

TEFG performance calculations for the Plan shall exclude nonrecurring and extraordinary items, which are defined at the sole discretion of the Committee.  Performance goals for EIP awards may be adjusted during the year if a major change occurs in the Company’s operations or capital structure, e.g., an acquisition or merger.  In addition to the EIP targets, the Committee and the Plan Committee jointly will establish minimum acceptable and outstanding Plan goals, which are currently as follows:

•	Minimum Acceptable — The TEFG performance level at or below which no incentive will be paid is 75% of the EIP performance measure target;
•	Target — The TEFG performance level where the Plan adjustment factor is 1X, with “X” equal to the target incentive, is 100% of the EIP performance measure target; and
•	Outstanding — The TEFG performance level at or above which the Plan adjustment factor is 2X, with “X” equal to the target incentive is 125% of the EIP performance measure target.

EIP awards will be interpolated for actual performance falling closest to the nearest 5% increment between any of the foregoing goals.

Exhibit 2 presents the performance matrix for calculating EIP awards.  This performance matrix may be revised by the Plan Committee with approval of the Committee if the Company’s business strategy and performance focus changes.
Form and Timing of Awards

SEIP award calculations will be finalized on or before Mach 30, 2012.  All SEIP awards will be paid in cash in quarterly installments in the year immediately following a performance cycle, as follows:

•	50% of the final award on March 31, 2012
•	25% of the final award on August 15, 2012
•	25% of the final award on November 30, 2012

In no event will any payment of an award be made subsequent to December 31, 2012.

In the case of a Change in Control (as defined in the Company’s Long-Term Incentive Plan prior to November 15, 2012, all SEIP awards shall be paid in cash on the effective date of such Change in Control.

Administrative Guidelines and Definitions

The Plan operates at the discretion of the Committee.  The Committee may exercise considerable discretion and judgment in interpreting the Plan, and adopting, from time to time, rules and regulations that govern the administration of the Plan. Once the Compensation Committee approves Plan participants, award targets, and performance goals, the Plan Committee is delegated authority to administer the Plan. All decisions of the Committee and the Plan Committee are final, conclusive, and binding on all parties, including the Company, its stockholders, and employees.

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2011 Executive Incentive Plan

•	Employee Termination —

Termination during 2011. Except as expressly set forth below, in the event a Participant’s employment with TEFG terminates for any reason prior to the end of the workday on December 31, 2011, such Participant will be ineligible for any award under the Plan. In other words, if a Participant is employed according to Company records through the end of the workday on December 31, 2011, the Participant will, subject to the following provisions, be eligible for any award earned under the Plan for 2011.

Any Participant (or his or her estate) who ceases to be employed by the Company prior to January 1, 2012, due to the Participant’s death, Disability, or Retirement (as such terms are defined in the TEFG Long-Term Incentive Plan), subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, will be eligible to receive a EIP award based on an adjusted annual base salary amount, but otherwise in the same manner, to the same extent, and at the same time as the Participant would have received such EIP award if such Participant’s employment had continued through December 31, 2011 (i.e., based on achievement of applicable performance measures).  The Participant’s annual base salary will be the result of the following formula: X × Y/12, where:

X = the Participant’s annual base salary as in effect as of the date of termination of employment; and
Y = the number of calendar months the Participant was actively employed by the Company during 2011, rounded up for any partial month.

Termination on or after January 1, 2011. Except as expressly set forth below, a Participant who ceases to be employed by TEFG for any reason on or after January 1, 2012, will forfeit any unpaid EIP award.  Any Participant (or his or her estate) who ceases to be employed by the Company subsequent to December 31, 2011, but prior to November 30, 2011, due to the Participant’s death, Disability, or Retirement, subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, will be eligible to be paid all unpaid EIP awards in the same manner, to the same extent, and at the same time as the Participant would have been paid such EIP awards if such Participant’s employment had continued through November 30, 2012.

•
New Hires — Employees must have a minimum of six months of service to be eligible for an award, unless waived by the Plan Committee.  EIP awards for new hires are earned on a pro-rata basis, based on their date of employment.

•	Base Salary Rate — Base salary for EIP award calculations shall be the annualized base rate in effect on December 31, 2011.
•	Support Documentation — The Chief Financial Officer of the Company shall be responsible for maintaining all necessary support documentation regarding performance and bonus calculations under the Plan.

Amendment

The Committee may at any time suspend, terminate, modify, waive, or amend any or all of the provisions of this Plan; provided, however, that no such action shall, without the written consent of the affected Participants, reduce the Company’s obligation for the payment of any outstanding awards under the Plan with respect to such Participants, or further defer the payment of such awards, or accelerate the payment of such awards in a manner that subjects such awards to the tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Section 409A”).

Governing Law

The Plan is governed by the laws of the State of Texas.

Withholding Taxes

The Company has the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have under law to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

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2011 Executive Incentive Plan

Section 409A

Notwithstanding anything to the contrary contained herein, this Plan is intended to satisfy the requirements of Section 409A.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to satisfy the requirements of Section 409A.  Further, for purposes of Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.

Non-transferability of Awards

No award under this Plan, and no rights or interests therein, will be assignable or transferable by a Participant (or legal representative).

Effective Date

This Plan is effective as of January 1, 2011, and continues until terminated, suspended, modified, or amended by the Committee.

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2011 Executive Incentive Plan

Exhibit 1

Proposed 2011 Participants and Award Targets

Title	Targeted Award
TEFG Legal Counsel	40% of salary
EFS Chief Financial Officer (w/Division responsibility)	40% of salary
TEFG Chief Compliance Officer	50% of salary
EFS Chief Compliance Officer	50% of salary
TEFG Controller	40% of salary
VP Information Technology	35% of salary
Chief Technology Officer	35% of salary
Director, Financial Reporting	35% of salary
SVP Operations	20% of salary
VP Operations	20% of salary
VP Marketing Communications	30% of salary
VP Human Resources	20% of salary
VP Human Resources/Training	20% of salary
TEFG Administrative Manager	20% of salary

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2011 Executive Incentive Plan

Exhibit 2

Proposed 2011 Performance Goals and Weights
Versus Award Opportunity Earned

Level of Performance Achievement	Adjusted Cash Flow from Operations	Client Investment Results	Net New Client Money	Expenses as Percentage of Revenue	% of Target Award Earned	Discretionary

(Weight)	(30)%	(20)%	(20)%	(10)%		(20)%

Outstanding	125%	125%	125%	75%	200%	100%
	120%	120%	120%	80%	180%
	115%	115%	115%	85%	160%
	110%	110%	110%	90%	140%
	105%	105%	105%	95%	120%
Target	100%	100%	100%	100%	100%
	95%	95%	95%	105%	80%
	90%	90%	90%	110%	60%
	85%	85%	85%	115%	40%
	80%	80%	80%	120%	30%
Min Acceptable	75%	75%	75%	125%	20%
	>75%	>75%	>75%	<125%	0%	0%

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2011 Executive Incentive Plan

Exhibit 3
Sample Award Calculation

Assumptions:
Executive’s current salary is $200,000.
Targeted Plan award is 40% of salary or 80,000.
Targeted TEFG performance goals achieved:
•      110% of Cash Flow target, providing 140% of targeted award segment;
•      100% of Client Investment Results target, providing 100% of targeted award segment;
•      90% of Net New Client Money target, providing 60% of targeted award segment;
•      90% of Expenses as Percentage of Revenue target, providing 140% of targeted award segment; and
•      Plan Committee awards 100% of targeted amount based on personal goal achievement;
•      ROE as adjusted is 9.1%.

Calculations:
Current Salary:      $200,000
Incentive Target Percent:  x .40
Incentive Target Amount:  $80,000

A. Component for TEFG Cash Flow:
Incentive Target:	$80,000
Cash Flow Performance Adjustment:	x 1.40
Non-weighted Cash Flow Allocation:		$112,000
Cash Flow Weighting:		x .30
Weighted TEFG Cash Flow Component:			$33,600

B. Component for Client Investment Results (CIR):
Incentive Target:	$80,000
CIR Performance Adjustment:	x 1.00
Non-weighted CIR Allocation:		$80,000
CIR Weighting:		x .20
Weighted CIR Component:			$16,000

C. Component for Net New Client Money:
Incentive Target:	$80,000
New Client Money Performance Adjustment:	x .60
Non-weighted New Client Money Allocation:		$48,000
New Client Money Weighting:		x .20
Weighted Net New Client Money Component:			$9,600

D. Component for Non-Recurring & Extraordinary Item (NREI) Expense Ratio:
Incentive Target:	$80,000
NREI Performance Adjustment:	x 1.40
Non-weighted NREI Allocation:		$112,000
NREI Weighting:		x .10
Weighted NREI Expense Ratio Component:			$11,200

E. Component for Personal Goal (PG) Achievement:
Incentive Target:	$80,000
PG Performance Adjustment:	x 1.00
Non-weighted PG Allocation:		$80,000
PG Weighting:		x .20
Weighted Personal Goal Component:			$16,000

F. Total Plan Award:			$86,400

H. Payout Schedule:
First Installment on March 31, 2012		$41,300
Second Installment on August 15, 2012:		$21,600
Third Installment on November 30, 2012:		$21,600
			$86,400